EX 99.1

TRADED: NYSE (IEX)

For further information, contact:

Heath Mitts
Senior Vice President-Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Tuesday, December 01, 2015

IDEX CORPORATION ANNOUNCES ADDITIONAL
SHARE REPURCHASE AUTHORIZATION

Lake Forest, IL, December 1, 2015 - IDEX CORPORATION (NYSE: IEX) today announced its Board of Directors has approved an additional share repurchase authorization of up to $300 million of IDEX’s outstanding common shares.

Chairman and Chief Executive Officer Andrew Silvernail stated, “The share repurchase authorization is consistent with our intention of deploying capital in a manner that benefits our shareholders. We have reviewed our capital requirements over the planning horizon and have the capability to deploy in excess of $1 billion for acquisitions and organic growth initiatives while maintaining strong capital adequacy. IDEX continues to generate very strong free cash and we believe that repurchasing IDEX stock is a prudent use of our strong cash flow and balance sheet that, coupled with organic investments and new acquisitions, will continue to maximize our shareholders return.”

These repurchases will be made from time to time in either open market transactions or in privately negotiated transactions. Repurchases may also be made under 10b5-1 plans, which would permit shares to be repurchased through pre-determined criteria when the Company would otherwise be prohibited from doing so under insider trading laws. The timing, volume and nature of share repurchases will be at the discretion of management, dependent on market conditions, other priorities of cash investment, applicable securities laws and other factors. This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.